As filed with the Securities and Exchange Commission on September 21, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	13-4297064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Louisiana, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard H. Bachmann
1100 Louisiana, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price(2)	Fee
Units representing limited partner interests	20,134,220	$39.14	$788,053,371	$24,193

(1)	Pursuant to Rule 416(a), the number of units being registered shall be adjusted to include any additional units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low sales prices of the units on the New York Stock Exchange on September 19, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 21, 2007

PROSPECTUS

20,134,220 Units

REPRESENTING LIMITED PARTNER INTERESTS

Up to 20,134,220 units may be offered and sold from time to time by the selling unitholders named in this prospectus or in any supplement to this prospectus. The selling unitholders may sell the units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The units covered by this prospectus may be sold at market prices prevailing at the time or at negotiated prices. We will not receive any proceeds from the sale of the units by the selling unitholders.

You should carefully read this prospectus and any supplement before you invest. You should also read the documents incorporated by reference into this prospectus

Our units are listed for trading on the New York Stock Exchange under the ticker symbol “EPE.”

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. Please read “Risk Factors” beginning on page 3 of this prospectus and in the documents incorporated by reference herein and therein before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling unitholders may, from time to time, sell up to 20,134,220 units.

This prospectus provides you with a general description of us and the units that may be offered by the selling unitholders. In connection with any offer or sale of units by the selling unitholders under this prospectus, the selling unitholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling unitholders, the terms of the applicable offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus, “we,” “our”, “EPE” and “Enterprise GP Holdings” mean Enterprise GP Holdings L.P. and its wholly owned subsidiaries.

“Enterprise Products Partners” and “EPD” mean Enterprise Products Partners L.P., and “EPGP” means Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

“TEPPCO” means TEPPCO Partners L.P., and “TEPPCO GP” means Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO.

“Energy Transfer Equity” means Energy Transfer Equity L.P., and “ETEGP” means LE GP, LLC, the general partner of Energy Transfer Equity.

“MLP Entities” mean Enterprise Products Partners, TEPPCO and Energy Transfer Equity.

“Controlled Entities” mean Enterprise Products Partners and TEPPCO.

OUR COMPANY

We are a publicly traded Delaware limited partnership, the units of which are listed on the NYSE under the ticker symbol “EPE.” Our current business is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses.

We were formed in April 2005 and completed our initial public offering of 14,216,784 units in August 2005. We are owned 99.99% by our limited partners and 0.01% by our general partner, EPE Holdings LLC, or EPE Holdings. EPE Holdings is a wholly owned subsidiary of Dan Duncan LLC, the membership interests of which are owned by Dan L. Duncan. Our principal executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas and our phone number is (713) 381-6500.

Enterprise Products Partners

We acquired an investment in Enterprise Products Partners and EPGP in August 2005 concurrent with our initial public offering. We own 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners. As an incentive, EPGP’s percentage interest in Enterprise Products Partners’ quarterly cash distributions is increased after certain specified target levels of distribution rates are met by Enterprise Products Partners.

Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and

Gulf of Mexico. Its midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.

Enterprise Products Partners transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services.

The business purpose of EPGP is to manage the affairs and operations of Enterprise Products Partners. EPGP has no separate business activities outside of those conducted by Enterprise Products Partners. The commercial management of Enterprise Products Partners does not overlap with that of TEPPCO or Energy Transfer Equity.

TEPPCO

We acquired 4,400,000 common units of TEPPCO Partners, L.P. and 100% of the membership interests of TEPPCO GP, which is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO.

TEPPCO is a publicly traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and LPG pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines. The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners or Energy Transfer Equity.

Energy Transfer Equity

We acquired non-controlling limited and general partner interests in Energy Transfer Equity and ETEGP on May 7, 2007 from third-parties. On May 7, 2007, we entered into a securities purchase agreement pursuant to which 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP were acquired for $1.65 billion in cash. ETEGP currently owns an approximate 0.3% general partner interest in Energy Transfer Equity which general partner interest has no associated IDRs in the quarterly cash distributions of Energy Transfer Equity.

Energy Transfer Equity is a publicly traded Delaware limited partnership formed in 2002 that completed its initial public offering in February 2006. Energy Transfer Equity’s only cash generating assets are its direct and indirect investments in the limited partner interests of Energy Transfer Partners, L.P., or ETP, and all of the membership interests in ETP’s general partner, which is entitled to 2% of the quarterly cash distributions of ETP as well as the associated ETP IDRs.

The business purpose of ETEGP is to manage the affairs and operations of Energy Transfer Equity. ETEGP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO.

ETP is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include natural gas gathering and transportation pipelines, interstate transmission pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U. S., serving more than one million customers across the country.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors included in our Form 10-Q for the three and six months ended June 30, 2007 and the additional risk factors set forth below, together with other information that is incorporated herein by reference and those that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

We may have to take actions that are disruptive to our business strategy to avoid registration under the Investment Company Act of 1940.

The Investment Company Act of 1940, or Investment Company Act, requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy.

A company may be deemed to be an investment company if it owns investment securities with a fair value exceeding 40% of the fair value of its total assets (excluding governmental securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. We own non-controlling minority equity interests in certain entities, including Energy Transfer Equity and ETEGP, that could be counted as investment securities. Based on our general partner’s board of directors’ determination of the value of our subsidiaries, we estimate that less than 40% of the fair value of our total assets consist of investment securities. However, in the event we acquire additional investment securities in the future, or if the fair value of our interests in companies that we do not control were to increase relative to the fair value of our Controlled Entities, we might be required to divest some of our non-controlled business interests, or take other action, in order to avoid being classified as an investment company. Similarly, we may be limited in our strategy to make future acquisitions of general partner interests and related limited partner interests to the extent they are counted as investment securities.

If we cease to manage and control either of the Controlled Entities and are deemed to be an investment company under the Investment Company Act of 1940, we may either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Securities and Exchange Commission, or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

Moreover, treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes, in which case we would be treated as a corporation for federal income tax purposes. As a result we would pay federal income tax on our taxable income at the corporate tax rate, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. As a result, treatment of us as an investment company would result in a material reduction in distributions to you, which would materially reduce the value of our units. For a discussion of the federal income tax implications if we were treated as a corporation in any taxable year, please read “Material Tax Consequences — Partnership Status.”

Tax Risks to Our Unitholders

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present tax treatment of publicly traded partnerships, including us and the MLP Entities, or an investment in our units may be modified by administrative, legislative or judicial interpretation at any time. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Internal Revenue Code Section 7704(d). It is possible that these efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us and the MLP Entities. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Any such changes could negatively impact the value of an investment in our units. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

We and the MLP Entities treat each purchaser of our equity securities as having the same tax benefits without regard to the actual number of equity securities purchased. The IRS may challenge this treatment, which could adversely affect the value of our units.

To maintain the uniformity of the economic and tax characteristics of our equity securities, we and the MLP Entities have adopted certain depreciation and amortization positions that are inconsistent with existing Treasury Regulations. These positions may result in an understatement of deductions and losses and an overstatement of income and gain to our or an MLP Entity’s unitholders. For example, Energy Transfer Equity does not amortize certain goodwill assets, the value of which has been attributed to certain of its outstanding common units. A subsequent holder of those common units is entitled to an amortization deduction attributable to that goodwill under Internal Revenue Code Section 743(b). But because Energy Transfer Equity cannot identify these common units once they are traded by the initial holder, Energy Transfer Equity does not give any subsequent holder of its common units any such amortization deduction. This approach understates deductions available to those unitholders of Energy Transfer Equity who own those common units and may result in those unitholders believing that they have a higher tax basis in their common units than is actually the case. This, in turn, may result in those unitholders reporting less gain or more loss on a sale of their common units than is actually the case.

The publicly traded partnerships in which we own interests have adopted certain methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders of these publicly traded partnerships. The Internal Revenue Service (“IRS”) may challenge this treatment, which could adversely affect the value of the common units of a publicly traded partnership in which we own interests and our units.

When we, or an MLP Entity, issue additional equity securities or engage in certain other transactions, the applicable MLP Entity determines the fair market value of its assets and allocates any unrealized gain or loss attributable to such assets to the capital accounts of the MLP Entity’s public unitholders and the MLP Entity’s general partner. This methodology may be viewed as understating the value of the applicable MLP Entity’s assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner of the MLP Entity, which may be unfavorable to such unitholders. Moreover, under this methodology, subsequent purchasers of our units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to an MLP Entity’s intangible assets and a lesser portion allocated to an MLP Entity’s tangible assets. The IRS may challenge these methods, or our or an MLP Entity’s allocation of the Section 743(b) adjustment attributable to such MLP Entity’s tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner of the MLP Entity and certain of the MLP Entity’s public unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders or an MLP Entity’s unitholders. It also could affect the amount of gain on the sale of units by our unitholders or an MLP Entity’s unitholders and could have a negative impact on the value of our units or those of an MLP Entity or result in audit adjustments to the tax returns of our or an MLP Entity’s unitholders without the benefit of additional deductions.

USE OF PROCEEDS

The units to be offered and sold pursuant to this prospectus will be offered and sold by the selling unitholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of units by the selling unitholders.

DESCRIPTION OF OUR UNITS

General

Generally, our units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of units and our general partner in and to cash distributions, please read this section and the section entitled “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Material Provisions of The Partnership Agreement of Enterprise GP Holdings L.P.”

Transfer Agent and Registrar

Mellon Investor Services LLC serves as registrar and transfer agent for the units. We pay all fees charged by the transfer agent for transfers of units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Units

By transfer of our units in accordance with our partnership agreement, each transferee of our units will be admitted as a unitholder with respect to the units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our units:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred units.

Until a unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

HOW WE MAKE CASH DISTRIBUTIONS

Set forth above is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Our partnership agreement requires that, within 50 days after the end of each quarter, we distribute all of our available cash to the holders of record of our units on the applicable record date.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

•	satisfy general, administrative and other expenses and debt service requirements;

•	permit EPGP to make capital contributions to Enterprise Products Partners if we choose to maintain our approximately 2% general partner interest upon the issuance of additional partnership securities by Enterprise Products Partners;

•	comply with applicable law or any debt instrument or other agreement;

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters; and

•	otherwise provide for the proper conduct of our business;

•	plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF
ENTERPRISE GP HOLDINGS L.P.

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to rights of holders of our units, please read “Description of Our Units;” and

•	with regard to allocations of taxable income and other matters, please read “Material Tax Consequences.”

Organization and Duration

We were organized on April 19, 2005 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, unless approved by a majority of the independent directors of our general partner’s board of directors, our business will be limited to owning partnership and related interests in Enterprise Products Partners and owning the membership interests in EPGP; and provided further that our general partner shall not cause us to engage, directly or indirectly in any business activity that our general partner determines would cause us or the MLP Entities to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The directors of our general partners’s board of directors, including a majority of the independent directors, have approved our acquisition and ownership of our interests in TEPPCO, TEPPCO GP, Energy Transfer Equity and ETEGP.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. While we currently have no operations distinct from the MLP Entities, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “— Amendments to Our Partnership Agreement.”
Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “— Merger, Sale or Other Disposition of Assets.”
Dissolution of our partnership	A majority of our outstanding units. Please read “— Termination or Dissolution.”
Reconstitution of our partnership upon dissolution	A majority of our outstanding units. Please read “— Termination or Dissolution.”
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2015 in a manner that would cause a dissolution of our partnership. Please read ‘‘— Withdrawal or Removal of Our General Partner.”
Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read ‘‘— Withdrawal or Removal of Our General Partner.”
Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. Please read ‘‘— Transfer of General Partner Interest.”
Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that may be senior to our units on terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which other units are not entitled. Pursuant to our partnership agreement, our general partner has designated and created a class of limited partner interests designated as non-voting units. These non-voting units are identical to our units with respect to distributions and allocations of income, gain, loss and deductions, but do not have voting rights. Each non-voting unit is convertible at the option of the holder into one unit upon approval of such conversion by holders of a majority of outstanding units (excluding non-voting units).

Upon issuance of additional units or other partnership securities, our general partner will not be required to make additional capital contributions in order to maintain its 0.01% general partner interest in us. Our general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their limited partner percentage interests in us that existed immediately prior to the issuance. As of June 30, 2007, our general partner and its affiliates, including the employee partnerships, held approximately 90.1% of our outstanding units. The holders of units do not have preemptive rights to acquire additional units or other partnership interests in us.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of our outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that, in the sole discretion of our general partner, is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, EPGP, Enterprise Products Partners or Enterprise Products Operating LLC, or EPO, will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(6) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(7) any amendment that, in the discretion of our general partner, is necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(8) a change in our fiscal year or taxable year and related changes;

(9) certain mergers or conveyances set forth in our partnership agreement; and

(10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee in connection with a merger or consolidation approved in accordance with our partnership agreement, or if our general partner determines that those amendments:

(1) do not adversely affect our limited partners in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the partnership’s best interest and the best interest of our limited partners;

(4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in none of us, EPGP, Enterprise Products Partners or EPO being treated as an entity for federal income tax purposes in connection with any of the amendments described under “— Amendments to Our Partnership Agreement — No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner, without the approval of our unitholders, may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units;

(2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3) the entry of a decree of judicial dissolution of our partnership; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing a successor general partner an entity approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	none of us, EPGP, Enterprise Products Partners or EPO would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2015 without obtaining the approval of a majority of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by (i) the audit and conflicts committee of the general partner and (ii) not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into units or to receive cash in exchange for such interests. Any removal of this kind is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. As of June 30, 2007, affiliates of our general partner own approximately 90.1% of the outstanding units.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity,

•	our general partner may not transfer all or any part of its general partner interest in us to another entity prior to June 30, 2015 without the approval of a majority of the units outstanding, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and it affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, Dan Duncan LLC, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 90% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences — Disposition of Units.”

As of June 30, 2007, affiliates of our general partner, including the employee partnerships, owned 107,276,032 of our units, representing approximately 90.1% of our outstanding units.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our or the Controlled Entities’ behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us, our general partner or the Controlled Entities and expenses allocated to us or otherwise incurred by our general partner in connection with operating our or the Controlled Entities’ business. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all costs and expenses incidental to any such registration and offering on behalf of our general partner or its affiliates, excluding underwriting discounts and commissions.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF
ENTERPRISE PRODUCTS PARTNERS L.P.

The following is a summary of the material provisions of EPD’s partnership agreement. EPDs’ partnership agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

Organization and Duration

EPD was organized on April 9, 1998 and has perpetual existence.

Purpose

EPD’s purpose under its partnership agreement is to serve as a partner of EPO and to engage in any business activities that may be engaged in by EPO or that are approved by its general partner. EPO’s limited liability company agreement provides that it may engage in any activity that was engaged in by its predecessors at the time of its initial public offering or reasonably related thereto and any other activity approved by its general partner.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to EPD’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for its qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, EPD’s partnership agreement.

Voting Rights

Unitholders will not have voting rights except with respect to the following matters, for which EPD’s partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

•	the merger of EPD or a sale, exchange or other disposition of all or substantially all of EPD’s assets;

•	the withdrawal of EPD’s general partner prior to December 31, 2008 (requires a majority of the units outstanding, excluding units held by its general partner and its affiliates);

•	the removal of EPD’s general partner (requires 60% of the outstanding units, including units held by its general partner and its affiliates);

•	the election of a successor general partner;

•	the dissolution of EPD or the reconstitution of EPD upon dissolution;

•	approval of certain actions of EPD’s general partner (including the transfer by the general partner of its general partner interest under certain circumstances); and

•	certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

Under the partnership agreement, EPD’s general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.

Reimbursements of EPD’s General Partner

EPD’s general partner does not receive any compensation for its services as EPD’s general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating EPD’s business. EPD’s partnership agreement provides that its general partner will determine the expenses that are allocable to EPD in any reasonable manner determined by its general partner in its sole discretion.

Cash Distribution Policy

Distributions of Available Cash

General.  Within approximately 45 days after the end of each quarter, EPD will distribute all of its available cash to unitholders of record on the applicable record date. The discussion below of EPD’s cash distribution policy assumes that its general partner makes capital contributions to EPD in connection with issuances of additional common units such that its general partner continues to maintain its 2.0% general partner interest in EPD.

Definition of Available Cash.  Available cash is defined in EPD’s partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of EPD’s business;

•	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for EPD’s future credit needs); or

•	provide funds for distributions to unitholders and EPD’s general partner in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under EPD’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus

General.  Cash distributions are characterized as distributions from either operating surplus or capital surplus. EPD distributes available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.  Operating surplus is defined in the partnership agreement and generally means:

•	EPD’s cash balance on July 31, 1998, the closing date of its initial public offering of common units (excluding $46.5 million to fund certain capital commitments existing at such closing date); plus

•	all of EPD’s cash receipts since the closing of its initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other disposition of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets; plus

•	up to $60.0 million of cash from interim capital transactions; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of EPD’s operating expenditures since the closing of its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserved that EPD deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus.  Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

Characterization of Cash Distributions.  To avoid the difficulty of trying to determine whether available cash EPD distributes is from operating surplus or from capital surplus, all available cash it distributes from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $11.00 initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. EPD does not anticipate that there will be significant distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

EPD will make distributions of available cash from operating surplus with respect to any quarter in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until there has been distributed in respect of each unit an amount equal to the minimum quarterly distribution of $0.225; and

•	thereafter, in the manner described in “Incentive Distributions” below.

Incentive Distributions

Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operating surplus is distributed to the common unitholders in an amount equal to the minimum quarterly distribution of $0.225 per unit on all units, then any additional available cash from operating surplus in respect of such quarter will be distributed among the common unitholders and the general partner in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until the common unitholders have received a total of $0.253 for such quarter in respect of each outstanding unit (the “First Target Distribution”);

•	second, 85% to all common unitholders, pro rata, and 15% to the general partner, until the unitholders have received a total of $0.3085 for such quarter in respect of each outstanding unit (the “Second Target Distribution”); and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Distributions of Available Cash from Capital Surplus

How Distributions from Capital Surplus Will Be Made.  EPD will make distributions of available cash from capital surplus in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until EPD has distributed, in respect of each outstanding common unit issued in its initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $11.00; and

•	thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.  EPD’s partnership agreement treats a distribution of capital surplus on a common unit as the repayment of the common unit price from its initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the unrecovered initial common unit price. Each time a distribution of capital surplus is made on a common unit, the minimum quarterly distribution and the target distribution levels for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered initial common unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution by us of capital surplus before the unrecovered initial common unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distributions.

Once EPD distributes capital surplus on a common unit in any amount equal to the unrecovered initial common unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero and it will make all future distributions of available cash from operating surplus, with 25% being paid to the holders of units, as applicable, and 75% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, if EPD combines its common units into fewer units or subdivide our common units into a greater number of common units, EPD will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial common unit price.

For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then EPD will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest effective federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if EPD became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 65% of their previous levels.

Distributions of Cash upon Liquidation

If EPD dissolves in accordance with the partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. EPD will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the partnership agreement and by law and, thereafter, EPD will distribute any remaining proceeds to the common unitholders and its general partner in accordance with their respective capital account balances as so adjusted.

Manner of Adjustments for Gain.  The manner of the adjustment is set forth in the partnership agreement. Upon EPD’s liquidation, it will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

•	first, to the general partner and the holders of common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances:

•	second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:

•	the unrecovered capital in respect of such common unit; plus

•	the amount of the minimum quarterly distribution for the quarter during which EPD’s liquidation occurs.

•	third, 98% to all common unitholders, pro rata, and 2% to the general partner, until there has been allocated under this paragraph third an amount per unit equal to:

•	the sum of the excess of the First Target Distribution per unit over the minimum quarterly distribution per unit for each quarter of EPD’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of EPD’s existence;

•	fourth, 85% to all common unitholders, pro rata, and 15% to the general partner, until there has been allocated under this paragraph fourth an amount per unit equal to:

•	the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of EPD’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the First Target Distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of EPD’s existence; and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Manner of Adjustments for Losses.  Upon EPD’s liquidation, any loss will generally be allocated to the general partner and the unitholders as follows:

•	first, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts.  In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in EPD, distributions of property by EPD, or upon its liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner’s capital account balances if no prior positive adjustments to the capital accounts had been made.

Issuance of Additional Securities

EPD’s partnership agreement authorizes it to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by EPD’s general partner in its sole discretion without the approval of any limited partners.

It is possible that EPD will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units it issues will be entitled to share equally with the then-existing holders of common units in EPD’s cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in its net assets.

In accordance with Delaware law and the provisions of EPD’s partnership agreement, EPD may also issue additional partnership interests that, in the sole discretion of its general partner, may have special voting rights to which common units are not entitled.

EPD’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, it issues those securities to persons other than EPD’s general partner and its affiliates, to the extent necessary to maintain their percentage interests in EPD that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in EPD.

Amendments to EPD’s Partnership Agreement

Amendments to EPD’s partnership agreement may be proposed only by its general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or its general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in EPD’s partnership agreement, its general partner may make amendments to EPD’s partnership agreement without the approval of its limited partners or assignees to reflect:

•	a change in EPD’s names, the location of EPD’s principal place of business, EPD’s registered agent or EPD’s registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue EPD’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither EPD, EPO, nor any of EPD’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect EPD’s limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of EPD’s limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading;

•	a change in EPD’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in its fiscal year or taxable year;

•	an amendment that is necessary to prevent EPD, or its general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of EPD’s securities;

•	any amendment expressly permitted in EPD’s partnership agreement to be made by its general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with EPD’s partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately EPD’s formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than EPO, in connection with EPD’s conduct of activities permitted by its partnership agreement;

•	a merger or conveyance to effect a change in EPD’s legal form; or

•	any other amendments substantially similar to the foregoing.

Withdrawal or Removal of EPD’s General Partner

EPD’s general partner has agreed not to withdraw voluntarily as EPD’s general partner prior to December 31, 2008 without obtaining the approval of the holders of a majority of EPD’s outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of EPD’s limited partners or of a member of EPO or cause EPD or EPO to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).

On or after December 31, 2008, EPD’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of EPD’s partnership agreement. In addition, EPD’s general partner may withdraw without unitholder approval upon 90 days’ notice to EPD’s limited partners if at least 50% of EPD’s outstanding common units are held or controlled by one person and its affiliates other than EPD’s general partner and its affiliates.

Upon the voluntary withdrawal of EPD’s general partner, the holders of a majority of EPD’s outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of EPD’s outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue EPD’s business and to appoint a successor general partner.

EPD’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of EPD’s outstanding units, including units held by EPD’s general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if EPD’s general partner is removed as EPD’s general partner under circumstances where cause does not exist and units held by EPD’s general partner and its affiliates are not voted in favor of such removal, EPD’s general partner will have the right to convert its general partner interest into EPD common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as EPD’s general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of EPD’s outstanding common units, including those held by EPD’s general partner and its affiliates.

While EPD’s partnership agreement limits the ability of EPD’s general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of EPD’s general partner. In addition, EPD’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of EPD’s general partner. EPD’s general partner may also transfer, in whole or in part, the common units it owns.

Liquidation and Distribution of Proceeds

Upon EPD’s dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up EPD’s affairs (the liquidator) will, acting with all the powers of EPD’s general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate EPD’s assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of EPD’s creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of EPD’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to EPD’s partners, EPD’s general partner may distribute assets in kind to EPD’s partners.

Transfer of Ownership Interests in EPD’s General Partner

At any time, the owners of EPD’s general partner may sell or transfer all or part of their ownership interests in the general partner without the approval of EPD’s unitholders.

Change of Management Provisions

EPD’s partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove EPD’s general partner or otherwise change management:

•	any units held by a person that owns 20% or more of any class of units then outstanding, other than EPD’s general partner and its affiliates, cannot be voted on any matter; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about EPD’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time EPD’s general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, EPD’s general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by EPD’s general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in EPD’s partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by EPD’s general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date EPD’s general partner mails notice of its election to purchase the units.

Indemnification

Under EPD’s partnership agreement, in most circumstances, EPD will indemnify EPD’s general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to EPD’s best interest. Any indemnification under these provisions will only be out of EPD’s assets. EPD’s general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. EPD is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for EPD’s activities, regardless of whether EPD would have the power to indemnify the person against liabilities under EPD’s partnership agreement.

Registration Rights

Under EPD’s partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by EPD’s general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF TEPPCO PARTNERS L.P.

The following is a summary of the material provisions of TEPPCO’s partnership agreement.

Organization and Duration

TEPPCO is a Delaware limited partnership formed in March 1990 and shall continue in existence until close of partnership business on December 31, 2084 or earlier if terminated in accordance with TEPPCO’s partnership agreement.

Purpose

TEPPCO’s purpose under its partnership agreement is limited to any business activities that lawfully may be conducted by a limited partnership organized under Delaware law.

Status as Limited Partner or Assignee; Power of Attorney

An assignee of a unit, after executing and delivering a transfer application and certification, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. TEPPCO’s general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Transferees that do not execute and deliver a transfer application and certification will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units.

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to TEPPCO’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for TEPPCO’s qualification, continuance or dissolution. The power of attorney also grants the authority for some amendments of, and to make consents and waivers under, TEPPCO’s partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described under “— Limited Liability” below.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. A majority of the outstanding units is referred to as a “Unit Majority.”

Provision of Partnership Agreement	Minimum Vote Required Under TEPPCO’s
Requiring Unitholder Approval	Partnership Agreement

Issuance of additional units	No approval right
Amendment of TEPPCO’s partnership agreement	Certain amendments may be made by the general partner without the approval of unitholders. Other amendments generally require the approval of a Unit Majority. Please read “ — Amendment of TEPPCO’s Partnership Agreement” for additional information.
Amendment to TEPPCO’s partnership agreement that would have a material adverse effect on the holders of any class of outstanding units	66 2/3% of the outstanding units of such class. Please read “— Amendment of TEPPCO’s Partnership Agreement” for additional information.
Approval of a merger or consolidation	Unit Majority. Please read “— Merger, Sale or Other Disposition of Assets” for additional information.
Transfer of TEPPCO’s general partner’s partnership interest	Majority of the outstanding units, excluding units held by TEPPCO’s General Partner and its affiliates. Please read “— Transfer of General Partner Interest” for additional information.
Removal of TEPPCO’s general partner	66 2/3% of the outstanding units. Please read “— Withdrawal or Removal of TEPPCO’s General Partner” for additional information.
Election of a successor general partner	Unit Majority. Please read “— Withdrawal or Removal of TEPPCO’s General Partner” for additional information.
Continuation of the business following an event of withdrawal of TEPPCO’s general partner	Unit Majority. Please read “— Withdrawal or Removal of TEPPCO’s General Partner” for additional information.
Approval of TEPPCO’s general partner’s election to dissolve TEPPCO’s partnership	66 2/3% of the outstanding units. Please read “— Termination and Dissolution” for additional information.
Selection and removal of a liquidator upon dissolution	Unit Majority. Please read “— Termination and Dissolution” for additional information.

Provision of Partnership Agreement	Minimum Vote Required Under TEPPCO’s
Requiring Unitholder Approval	Partnership Agreement

Partnership may be converted into and reconstituted as a trust or any other type of legal entity	Unit Majority
Action by TEPPCO’s general partner, or refusal to take any reasonable action, the effect of which, if taken or not taken, as the case may be, would be to cause us or any of the operating partnerships to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes	Unit Majority

Limited Liability

Assuming that a limited partner does not participate in the control of TEPPCO’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of TEPPCO’s partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets. But if it were determined that the right, or exercise of the right, by the limited partners as a group to remove or replace TEPPCO’s general partner, to approve some amendments to TEPPCO’s partnership agreement or to take other action under TEPPCO’s partnership agreement, constituted “participation in the control” of its business for the purposes of the Delaware Act, then the limited partners could be held personally liable for TEPPCO’s obligations under Delaware law, to the same extent as its general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither TEPPCO’s partnership agreement nor the Delaware Act specifically provides for legal recourse against TEPPCO’s general partner if a limited partner were to lose limited liability through any fault of its general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from TEPPCO’s partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of TEPPCO’s interests in the operating partnerships or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace TEPPCO’s general partner, to approve some amendments to its partnership agreement, or to take other action under TEPPCO’s partnership agreement constituted “participation in the control” of its business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for TEPPCO’s obligations under the law of that jurisdiction to the same extent as TEPPCO’s general partner under the circumstances. We will operate in a manner that TEPPCO’s general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

TEPPCO’s partnership agreement authorizes us to issue an unlimited number of additional units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by TEPPCO’s general partner in its sole discretion without the approval of any unitholders. The holders of units do not have preemptive rights to acquire additional units or other partnership securities. In accordance with Delaware law and the provisions of TEPPCO’s partnership agreement, we may also issue additional partnership securities that, in the sole discretion of its general partner, may have special voting rights to which units are not entitled. In addition, TEPPCO’s partnership agreement does not prohibit the issuance by its subsidiaries of equity securities that may effectively rank senior to TEPPCO’s units.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in TEPPCO’s distributions of available cash. In addition, the issuance of units or other equity securities may dilute the value of the interests of the then-existing holders of units in TEPPCO’s net assets.

Upon issuance of additional partnership securities, TEPPCO’s general partner maintains its 2% general partner interest in us without having to make additional capital contributions.

Amendment of TEPPCO’s Partnership Agreement

General.  Amendments to TEPPCO’s partnership agreement may be proposed solely by TEPPCO’s general partner. In order to adopt a proposed amendment, other than the amendments discussed below, TEPPCO’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a Unit Majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner or, without its consent, which may be given or withheld in its sole discretion, of TEPPCO’s general partner;

•	modify the compensation payable by us or any subsidiary to TEPPCO’s general partner or any of its affiliates;

•	change the term of TEPPCO’s partnership or the provision pertaining to dissolution upon expiration of TEPPCO’s term;

•	change the provision pertaining to dissolution of TEPPCO’s partnership upon an election by TEPPCO’s general partner that is approved by at least 66 2/3% of outstanding units;

•	restrict in any way any action by or right of TEPPCO’s general partner as set forth in TEPPCO’s partnership agreement;

•	give any person the right to dissolve TEPPCO’s partnership other than TEPPCO’s general partner’s right to dissolve TEPPCO’s partnership with the approval of at least 66 2/3% of outstanding units; or

•	modify certain provisions regarding use of the name “TEPPCO” and other names.

The provision of TEPPCO’s partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of not less than 95% of the outstanding units (including units owned by the general partner and its affiliates).

No Unitholder Approval.  TEPPCO’s general partner may generally make amendments to TEPPCO’s partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in TEPPCO’s name, the location of TEPPCO’s principal place of TEPPCO’s business, TEPPCO’s registered agent or TEPPCO’s registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with TEPPCO’s partnership agreement;

•	a change that TEPPCO’s general partner determines in its sole discretion to be reasonable and necessary or appropriate to qualify or continue TEPPCO’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of TEPPCO’s general partner to ensure that we will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of TEPPCO’s counsel, to prevent us or TEPPCO’s general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the terms of TEPPCO’s partnership agreement with respect to the issuance of additional partnership securities, an amendment that TEPPCO’s general partner determines in its sole discretion to be necessary or appropriate in connection with authorization for issuance of any class or series of units;

•	any amendment expressly permitted in TEPPCO’s partnership agreement to be made by TEPPCO’s general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of TEPPCO’s partnership agreement; or

•	any other amendments similar to any of the matters described in the clauses above.

In addition, TEPPCO’s general partner may make amendments to TEPPCO’s partnership agreement without the approval of any limited partner or assignee if TEPPCO’s general partner determines that those amendments:

•	in the sole discretion of TEPPCO’s general partner, do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which TEPPCO’s general partner determines in its sole discretion to be in the best interests of us and TEPPCO’s limited partners; or

•	are required to effect the intent of the provisions of TEPPCO’s partnership agreement or are otherwise contemplated by TEPPCO’s partnership agreement.

Opinion of Counsel and Unitholder Approval.  TEPPCO’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners and will not cause us or any operating partnership to be treated as an entity for federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval”. No other amendments to TEPPCO’s partnership agreement will become effective without the approval of holders of at least 95% of the outstanding units unless we first obtain an opinion of counsel to the effect that (i) such amendment will not cause us or any of the operating partnerships to be taxable as a corporation or otherwise treated as an entity for federal income tax purposes and (ii) the amendment will not affect the limited liability under applicable law of any of TEPPCO’s limited partners or of limited partners of the operating partnerships.

In addition to the above restrictions, any amendment that would have a material adverse effect on holders of any class of outstanding units will require approval by holders of not less than 66 2/3% of the units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of holders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of TEPPCO’s general partner. If TEPPCO’s general partner approves an agreement providing for such a merger or consolidation, it shall direct that the merger agreement be submitted to a vote of the limited partners. The merger agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a Unit Majority, unless it contains any provision which, if contained in an amendment to TEPPCO’s partnership agreement, the provisions of TEPPCO’s partnership agreement or the Delaware Act would require the vote or consent of a greater percentage of the units or of any class of units, in which case such greater percentage vote or consent shall be required for approval of the merger agreement.

In addition, TEPPCO’s general partner generally may not sell, exchange or otherwise dispose of all or substantially all of TEPPCO’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on TEPPCO’s behalf the sale, exchange or other disposition of all or substantially all of TEPPCO’s assets or the assets of TEPPCO’s operating partnerships, without the approval of at least a Unit Majority; provided, however, that this provision does not preclude or limit TEPPCO’s general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of TEPPCO’s assets or the assets of any subsidiary and does not apply to any forced sale of any or all of TEPPCO’s assets or the assets of any subsidiary pursuant to the foreclosure of, or other realization upon, any such encumbrance.

In the event of the enactment or publication of legislation or Treasury regulations or a ruling by the Internal Revenue Service or the courts that would result in TEPPCO’s taxation for federal income tax purposes as a corporation or otherwise subject us to being taxed as an entity for federal income tax purposes, upon the recommendation of TEPPCO’s general partner and the approval of a Unit Majority, we may be converted into and reconstituted as a trust or any other type of legal entity in the manner and on other terms so recommended and approved. No such transaction may take place unless we receive an opinion of counsel to the effect that the liability of TEPPCO’s limited partners for the debts and obligations of the new entity will not, unless such limited partners take part in the control of the business of the new entity, exceed that which otherwise had been applicable to such limited partners as limited partners of the partnership under the Delaware Act.

The unitholders are not entitled to dissenters’ rights of appraisal under TEPPCO’s partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of TEPPCO’s assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under TEPPCO’s partnership agreement. We will dissolve, and TEPPCO’s affairs wound up, upon:

•	the expiration of TEPPCO’s term as provided in TEPPCO’s partnership agreement;

•	withdrawal or removal of TEPPCO’s general partner pursuant to TEPPCO’s partnership agreement, unless a successor is named as provided in TEPPCO’s partnership agreement and the continuation of the business of the partnership is approved by at least a Unit Majority (please read “— Withdrawal or Removal of TEPPCO’s General Partner” for additional information);

•	an election to dissolve the partnership by TEPPCO’s general partner that is approved by at least 66 2/3% of the outstanding units;

•	entry of a decree of judicial dissolution of the partnership pursuant to the provisions of the Delaware Act; or

•	the sale of all or substantially all of the assets and properties of the partnership and its subsidiaries, taken as a whole.

Liquidation and Distribution of Proceeds

Upon TEPPCO’s dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up TEPPCO’s affairs will, acting with all the powers of TEPPCO’s general partner that are necessary or appropriate, liquidate TEPPCO’s assets. The proceeds of the liquidation will be applied in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

•	the payment to TEPPCO’s creditors, including, without limitation, partners who are creditors, in order of priority provided by law; and the creation of a reserve of cash or other assets for contingent liabilities;

•	to all partners in accordance with the positive balances in their respective capital accounts as provided in “Cash Distribution Policy — Distributions of Cash Upon Liquidation.”

Subject to some limitations, the liquidator may defer liquidation or distribution of TEPPCO’s assets for a reasonable period of time or distribute assets to TEPPCO’s partners in kind if it determines that a sale would be impractical or would cause undue loss to TEPPCO’s partners.

Withdrawal or Removal of TEPPCO’s General Partner

TEPPCO’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days written notice, and that withdrawal will not constitute a violation of TEPPCO’s partnership agreement. TEPPCO’s partnership agreement also allows TEPPCO’s general partner in some instances to transfer all of its general partner interest in us without the approval of unitholders. See “— Transfer of General Partner Interest.”

Upon withdrawal of TEPPCO’s general partner, other than as a result of a transfer by TEPPCO’s general partner of all or a part of its general partner interest in us, the holders of a Unit Majority may elect a successor general partner. If a successor is not elected, or we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved. Please read “— Termination and Dissolution.”

TEPPCO’s general partner may be removed if such removal is approved by at least 66 2/3% of the outstanding units, including units held by TEPPCO’s general partner and its affiliates, and such action for removal also provides for the election of a successor general partner by a Unit Majority. This right of removal may not be exercised unless we receive an opinion of counsel regarding limited liability and tax matters.

In the event of (a) withdrawal of TEPPCO’s general partner under circumstances where such withdrawal does not violate TEPPCO’s partnership agreement or (b) removal of TEPPCO’s general partner by the limited partners under circumstances where cause does not exist, the departing partner shall, at its option, promptly receive from its successor in exchange for its general partner interest an amount in cash equal to the fair market value of such general partner interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such partnership interest at the effective date of departure, within 10 days after the fair market value is determined pursuant to TEPPCO’s partnership agreement. If TEPPCO’s general partner is removed by the limited partners under circumstances where cause exists or if TEPPCO’s general partner withdraws under circumstances where such withdrawal violates TEPPCO’s partnership agreement or the partnership agreements of the operating partnerships, its successor shall have the option described in the immediately preceding sentence, and the departing partner shall not have such option. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner shall become a limited partner and its general partner interest will be converted into units pursuant to a valuation made by an investment banking firm or other independent expert. Any successor general partner shall indemnify the departing partner as to all debts and liabilities of the partnership arising on or after the date on which the departing partner becomes a limited partner.

In addition, the departing general partner is entitled to receive all reimbursements due such departing partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for TEPPCO’s benefit or the benefit of any of TEPPCO’s subsidiaries.

Transfer of General Partner Interest

TEPPCO’s general partner may transfer all, but not less than all, of its general partner interest to a single transferee if, but only if:

•	such transfer has been approved by the holders of a majority of the outstanding units (excluding units held by TEPPCO’s general partner and its affiliates);

•	the transferee agrees to assume the rights and duties of TEPPCO’s general partner and be bound by the provisions of TEPPCO’s partnership agreement; and

•	we receive an opinion of counsel as to limited liability and tax matters.

However, TEPPCO’s general partner may, without unitholder approval, transfer all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner; or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, if:

•	the transferee agrees to assume the rights and duties of TEPPCO’s general partner and be bound by the provisions of TEPPCO’s partnership agreement, and

•	we receive an opinion of counsel as to limited liability and tax matters.

TEPPCO’s general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in TEPPCO’s General Partner

TEPPCO’s partnership agreement does not prohibit or require unitholder approval for any transfer by the owner or owners of TEPPCO’s general partner of all or part of their ownership interests in TEPPCO’s general partner.

Limited Call Right

If at any time less than 15% of TEPPCO’s issued and outstanding limited partner interests are held by persons other than TEPPCO’s general partner and its affiliates, TEPPCO’s general partner will have the right, which it may assign to any of its affiliates or to us and exercisable in its sole discretion, to purchase all, but not less than all, of the outstanding limited partner interests that are held by non-affiliated persons as of a record date to be selected by TEPPCO’s general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions is the greater of (1) the current market price (as defined in TEPPCO’s partnership agreement) of the limited partner interests and (2) the highest cash price paid by TEPPCO’s general partner or any of its affiliates for any limited partner interest within the 90 days preceding the date TEPPCO’s general partner mails notice of its election to purchase the units.

As a result of TEPPCO’s general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price.

Meetings; Voting

Record holders of units on the applicable record date will be entitled to notice of, and to vote at, meetings of TEPPCO’s limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by TEPPCO’s general partner at the written direction of the assignee. Absent direction of this kind, the units will not be voted, except that, in the case of units held by TEPPCO’s general partner on behalf of non-citizen assignees, TEPPCO’s general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the units necessary to authorize or take that action at a meeting at which all limited partners were present and voting. Meetings of the limited partners may be called by TEPPCO’s general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class for which a meeting has been called represented in person or by proxy will constitute a quorum.

With respect to units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such units on any matter, and unless the arrangement between such persons provides otherwise, vote such units in favor of, and at the direction of, the person who is the beneficial owner, and we are entitled to assume it is so acting without further inquiry.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of TEPPCO’s general partner, provide for the cancellation or forfeiture of any property in which we have an interest based on the nationality, citizenship or other status of any limited partner or assignee, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, TEPPCO’s general partner may require any limited partner to furnish an executed citizenship certification or other information about his nationality, citizenship or status. If a limited partner fails to comply within 30 days after a request for the citizenship certification or other information or TEPPCO’s general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions, except that non-citizen assignees are entitled only to receive the cash equivalent of liquidating distributions in kind. Non citizen assignees do not have the right to direct the voting of their units.

Indemnification

Under TEPPCO’s partnership agreement, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	TEPPCO’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, partner or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, partner or trustee of another person, including the general partner of the operating partnerships, at the request of TEPPCO’s general partner or any departing general partner or their affiliate (provided no person shall be indemnified pursuant to this clause by reason of providing trustee, fiduciary or custodial services on a fee-for-services basis); and

•	any person designated by TEPPCO’s general partner;

unless there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was criminal. TEPPCO’s partnership agreement expressly states that the indemnity provisions are intended to apply even if such provisions have the effect of exculpating the indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct. Any indemnification under these provisions will only be out of TEPPCO’s assets. TEPPCO’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification.

We may purchase insurance against liabilities asserted against and expenses incurred by persons for TEPPCO’s activities, regardless of whether we would have the power to indemnify the person against liabilities under TEPPCO’s partnership agreement.

Reimbursement of Expenses

Subject to any applicable limitations contained in the amended and restated administrative services agreement to which we, TEPPCO’s general partner and certain of its affiliates are parties, TEPPCO’s partnership agreement requires us to reimburse TEPPCO’s general partner for all direct and indirect expenses it incurs or payments it makes on TEPPCO’s behalf and all other expenses allocable to us or otherwise incurred by TEPPCO’s general partner in connection with operating TEPPCO’s business. These expenses include amounts paid to persons, including EPCO and its affiliates under the amended and restated administrative services agreement, who perform services for us or on TEPPCO’s behalf and that portion of TEPPCO’s general partner or its affiliates’ expenses necessary or appropriate to the conduct of TEPPCO’s business and allocable to us, including expenses allocated to TEPPCO’s general partner by its affiliates. TEPPCO’s general partner is entitled to determine in any reasonable manner in its sole discretion the expenses that are allocable to us.

Books and Reports

TEPPCO’s general partner is required to keep appropriate books of TEPPCO’s business at TEPPCO’s principal offices. The books are to be maintained for financial reporting purposes on an accrual basis. The fiscal year of the partnership is the calendar year.

We will mail or make available to record holders of units, within 120 days after the close of each partnership year, an annual report containing financial statements audited by TEPPCO’s independent public accountants. Except for TEPPCO’s fourth quarter, we will also mail or make available a report containing unaudited financial statements of the partnership no later than 90 days after the close of each quarter.

TEPPCO’s general partner shall use reasonable efforts to furnish each unitholder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each taxable year of the partnership. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. TEPPCO’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect TEPPCO’s Books and Records

TEPPCO’s partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	information regarding the status of TEPPCO’s business and financial condition;

•	a copy of TEPPCO’s tax returns;

•	a current list of the name and last known address of each partner;

•	copies of TEPPCO’s partnership agreement, TEPPCO’s certificate of limited partnership and all amendments thereto;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner; and

•	any other information regarding TEPPCO’s affairs as is just and reasonable.

TEPPCO’s general partner may, and intends to, keep confidential from the limited partners trade secrets or other information, the disclosure of which TEPPCO’s general partner believes in good faith is not in TEPPCO’s best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

TEPPCO’s partnership agreement provides for certain registration rights of TEPPCO’s general partner and its affiliates. TEPPCO’s general partner and its affiliates and their transferees have the right to cause us to register under the Securities Act of 1933 and state securities laws the offer and sale of any units or other partnership securities that they hold, if certain exceptions under the securities laws are not available to them. We will not be required to effect more than three registrations pursuant to these registration rights. TEPPCO’s Audit, Conflicts and Governance Committee will have the right to postpone any such registration for up to six months if it determines that the requested registration would be materially detrimental to us because it would materially interfere with a significant acquisition, reorganization or other similar transaction, require premature disclosure of material information or render us unable to comply with requirements under applicable securities laws. Additionally, if we propose to file a registration statement for an offering of equity securities of the partnership for cash (other than relating solely to an employee benefit plan), TEPPCO’s partnership agreement requires us to use all reasonable efforts to include such number or amount of securities held by TEPPCO’s general partner and its affiliates in such registration statement as they may request. TEPPCO’s general partner and any of its affiliates will continue to have these registration rights for two years following withdrawal or removal of TEPPCO’s general partner. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions.

Cash Distribution Policy

Distributions of Available Cash

General.  Within approximately 50 days after the end of each quarter, we will distribute TEPPCO’s available cash to unitholders of record on the applicable record date.

Available Cash.  Available cash is defined in TEPPCO’s partnership agreement and generally means, for any quarter, the sum of:

•	all TEPPCO’s cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries; plus

•	any reduction in reserves established in prior quarters;

•	less the sum of:

•	all TEPPCO’s cash disbursements during that quarter, including disbursements for debt service and capital expenditures;

•	any reserves established in that quarter in such amounts as TEPPCO’s general partner determines to be necessary or appropriate in its reasonable discretion to provide for the proper conduct of TEPPCO’s business; and

•	any other reserves established in that quarter in such amounts as TEPPCO’s general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any of TEPPCO’s debt instruments or other obligations.

Cash from Operations and Cash from Interim Capital Transactions

General.  All cash distributed to unitholders will be characterized as either “cash from operations” or “cash from interim capital transactions.” TEPPCO’s partnership agreement requires that we distribute available cash from operations differently than available cash from interim capital transactions.

Cash From Operations.  Cash from operations generally consists of, on a cumulative basis:

•	$20 million; plus

•	all TEPPCO’s cash receipts during the period since the commencement of TEPPCO’s operations through that date, excluding any cash proceeds from any interim capital transactions, less the sum of:

•	all TEPPCO’s cash operating expenditures during that period including, without limitation, taxes imposed on us;

•	all TEPPCO’s cash debt service payments during that period other than:

•	payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets; and

•	payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness;

•	all TEPPCO’s cash capital expenditures during that period other than:

•	cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of TEPPCO’s assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures; and

•	cash expenditures made in payment of transaction expenses relating to interim capital transactions;

•	an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund; and

•	any reserves that TEPPCO’s general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash operating expenditures, debt service payments and other cash capital expenditures described above or to provide funds for distributions with respect to any one or more of the next four calendar quarters.

Cash from Interim Capital Transactions.  Cash from interim capital transactions consists of all cash distributed other than cash from operations. We will ordinarily generate cash from interim capital transactions from:

•	borrowings and sales of debt securities other than for working capital purposes and for items purchased on open account in the ordinary course of business;

•	sales of TEPPCO’s equity securities; and

•	sales or other dispositions of TEPPCO’s assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions.  We will treat all available cash distributed as cash from operations until the sum of all available cash distributed since we began operations equals the cash from operations that we generated since we commenced operations through the end of the prior calendar quarter. We will treat any amount distributed in excess of cash from operations, regardless of its source, as cash from interim capital transactions, subject to the limitations described below under the caption “— Distributions of Available Cash From Interim Capital Transactions.” As reflected above, cash from operations includes $20.0 million. This amount does not reflect actual cash on hand that is available for distribution to TEPPCO’s unitholders. Rather, it is a provision that enables us, if we choose, to distribute as cash from operations up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as cash from interim capital transactions. We do not anticipate that we will make any distributions of cash from interim capital transactions.

Distributions of Available Cash from Cash from Operations

We make distributions of available cash from cash from operations with respect to any quarter in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to TEPPCO’s general partner, until each unitholder receives distributions of $0.275 per unit for that quarter (the “minimum quarterly distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to TEPPCO’s general partner, until each unitholder receives distributions of $0.325 per unit for that quarter (the “first target distribution”);

•	thereafter, 75% to all unitholders, pro rata, and 25% to TEPPCO’s general partner.

Distributions of Available Cash from Interim Capital Transactions

TEPPCO’s partnership agreement requires that we make distributions of available cash from interim capital transactions, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to TEPPCO’s general partner, until we distribute for each hypothetical unit that was issued in TEPPCO’s initial public offering an amount of available cash from interim capital transactions equal to the initial public offering price of $10.00 (which gives effect to the two-for-one split of TEPPCO’s units in 1998);

•	thereafter, we will make all distributions of available cash from interim capital transactions as if they were cash from operations.

Effect of a Distribution of Cash from Interim Capital Transactions.  TEPPCO’s partnership agreement treats a distribution of cash from interim capital transactions as the repayment of the initial unit price from TEPPCO’s initial public offering, which is a return of capital. The initial public offering price less any distributions of cash from interim capital transactions made in respect of a hypothetical unit that was issued in TEPPCO’s initial public offering and distributions in connection with TEPPCO’s liquidation is referred to as “unrecovered capital.” Each time a distribution of cash from interim capital transactions is made, the minimum quarterly distribution and first target distribution will be reduced in the same proportion as the corresponding reduction in unrecovered capital.

Once we distribute cash from interim capital transactions on a hypothetical unit issued in TEPPCO’s initial public offering in an amount equal to the initial unit price, TEPPCO’s partnership agreement specifies that the minimum quarterly distribution and the first target distribution will be reduced to zero. TEPPCO’s partnership agreement specifies that we then make all future distributions from cash from operations, with 75% being paid to the holders of units and 25% to TEPPCO’s general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and first target distribution to reflect a distribution of cash from interim capital transactions, if we combine TEPPCO’s units into fewer units or subdivide TEPPCO’s units into a greater number of units, TEPPCO’s partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the first target distribution; and

•	unrecovered capital.

For example, the two-for-one split of TEPPCO’s units in 1998 resulted in reductions of the minimum quarterly distribution, first target distribution and unrecovered capital by 50% of their initial levels. TEPPCO’s partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, TEPPCO’s partnership agreement specifies that the minimum quarterly distribution and the first target distribution for each quarter may, in the discretion of TEPPCO’s general partner, be reduced by multiplying each distribution level by a fraction:

•	the numerator of which is available cash for that quarter; and

•	the denominator of which is the sum of TEPPCO’s general partner’s estimate of TEPPCO’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation (or any smaller amount determined in the discretion of TEPPCO’s general partner) plus available cash for that quarter.

To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may, in the discretion of TEPPCO’s general partner, be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General.  If we dissolve in accordance with TEPPCO’s partnership agreement, we will sell or otherwise dispose of TEPPCO’s assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of TEPPCO’s creditors. We will distribute any remaining proceeds to the unitholders and TEPPCO’s general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of TEPPCO’s assets in liquidation.

Manner of Adjustments for Gain.  The manner of the adjustment for gain is set forth in TEPPCO’s partnership agreement. We will allocate any net gain to TEPPCO’s partners in the following manner:

•	first, to TEPPCO’s general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the unitholders, pro rata, and 2% to TEPPCO’s general partner, until the capital account for each unit is equal to the unrecovered capital in respect of such unit;

•	third, 85% to all unitholders, pro rata, and 15% to TEPPCO’s general partner, until the capital amount for each unit is equal to the sum of (A) the unrecovered capital in respect of such unit and (B) (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution for each quarter of TEPPCO’s existence less (2) the cumulative amount per unit of any distributions of available cash from operations in excess of the minimum quarterly distribution that we distributed

•	85% to the unitholders, pro rata, and 15% to TEPPCO’s general partner for each quarter of TEPPCO’s existence; and

•	thereafter, 75% to all unitholders, pro rata, and 25% to TEPPCO’s general partner.

Manner of Adjustments for Losses.  We will generally allocate any loss to TEPPCO’s general partner and the unitholders in the following manner:

•	first, to all partners in proportion to the positive balances in their capital accounts until the capital accounts of all partners have been reduced to zero; and

•	thereafter, 100% to TEPPCO’s general partner.

Adjustments to Capital Accounts.  TEPPCO’s partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, TEPPCO’s partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and TEPPCO’s general partner in the same manner as we allocate gain or loss upon liquidation.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Andrews Kurth LLP, special counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases

(please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, processing of crude oil, natural gas and products thereof and marketing of any mineral or natural resource including our allocable share of such income from the MLP Entities. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we nor the MLP Entities will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if any MLP Entity were taxable as a corporation in any taxable year, our share of that MLP Entity’s items of income, gain, loss and deduction would not be passed through to us and the MLP Entity would pay tax on its income at corporate rates. If we or any MLP Entity were taxable as a corporation, losses recognized by the MLP Entity would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by the MLP Entity to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units (or our tax basis in the MLP Entity), or taxable capital gain, after the unitholder’s tax basis in his units (or our tax basis in the MLP Entity) is reduced to zero. Accordingly, taxation of either us or any MLP Entity as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Enterprise GP Holdings L.P. will be treated as partners of Enterprise GP Holdings L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units, will be treated as partners of us for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gains, deductions or losses are not reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his units generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units.  A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement, and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in an MLP Entity will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in the respective MLP Entity and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as the MLP Entities and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in the MLP Entities. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and each MLP Entity in a fully taxable transaction with an unrelated party.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time we issue units in an offering, referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all partners to account for the difference, at the time of such future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. We strongly recommend that prospective unitholders consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property under Section 168 of the Internal Revenue Code be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Tax Treatment of Operations — Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by the MLP Entities to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.  The tax basis of our assets and the MLP Entities’ assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time we issue units in an offering will be borne by our general partner, its affiliates and our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or the MLP Entities dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or the MLP Entities own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and syndication expenses, which we may not be able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and the MLP Entities’ assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or the MLP Entities own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. We strongly recommend that a unitholder considering the purchase of additional units or a sale of units purchased in separate transactions consult his tax advisor as to the possible consequences of this ruling and application of the final Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to satisfy these reporting obligations may in some cases lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them. A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a person that is not a United States person,

(b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. For individuals, no penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in a single year, or $4 million in a combination of six successive taxable years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or the MLP Entities do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or the MLP Entities currently own property or do business in a substantial number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. We or the MLP Entities may also own property or do business in other states in the future. Although you may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN ENTERPRISE GP HOLDINGS L.P. BY EMPLOYEE BENEFITS PLAN

An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 20,134,220 units by the selling unitholders identified below. These units represent units purchased by such selling unitholders in our equity private placement which closed on July 17, 2007. The total amount of units that may be sold hereunder will not exceed the number of units offered hereby. Please read “Plan of Distribution.”

The following table sets forth information about the maximum number of units that may be offered from time to time by each selling unitholder under this prospectus. The selling unitholders identified below may currently hold or acquire at any time units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their units in private placement in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of units that will be held by the selling unitholders upon termination of this offering.

Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

To our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of units.

We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

	Total Number of		Number of	Number of Units
	Units Beneficially	Percentage of(1)	Units That May	Beneficially Owned
Selling Unitholder	Owned	Units Outstanding	be Sold	After Offering(2)

Arbco II, L.P.(3)	8,949	*	8,949	—
Kayne Anderson Capital Income Partners (QP), LP(3)	62,640	*	62,640	—
Kayne Anderson Midstream Opportunities Fund, LP(3)	35,794	*	35,794	—
Kayne Anderson MLP Fund, LP(3)	152,126	*	152,126	—
Kayne Anderson MLP Investment Company(3)	1,655,182	1.3%	1,342,282	312,900
Kayne Anderson Non-Traditional Investments, LP(3)	8,949	*	8,949	—
AT MLP Fund LLC(4)	671,140	*	671,140	—
Beta Equities, Inc.(5)	241,200	*	241,200	—
GS&Co. Profit Sharing Master Trust(5)	68,600	*	68,600	—
Presidential Life Corporation(5)	4,900	*	4,900	—
The Ministers and Missionaries Benefit Board of American Baptist Churches(5)	36,500	*	36,500	—
Omega Capital Investors, L.P.(6)	76,000	*	76,000	—
Omega Capital Partners, L.P.(6)	384,100	*	384,100	—
Omega Equity Investors, L.P.(6)	100,400	*	100,400	—
Omega SPV Partners V, L.P.(6)	296,350	*	296,350	—
Capital Ventures International(7)	241,610	*	241,610	—
Citigroup Financial Products Inc.(8)	644,300	*	644,300	—
Citigroup Global Markets, Inc.(9)	1,098,846	*	697,987	400,859
Credit Suisse Management LLC(10)	1,073,826	*	1,073,826	—
Goldman, Sachs & Co.(11)	1,158,730	*	805,370	353,360
GPS High Yield Equities Fund LP(12)	148,889	*	114,015	34,874
GPS Income Fund LP(12)	747,629	*	563,836	183,793
GPS New Equity Fund LP(12)	656,997	*	503,356	153,641
BSP Partners, L.P.(13)	134,228	*	134,228	—
HB Institutional Limited Partnership(13)	223,609	*	223,609	—
PB Institutional Limited Partnership(13)	105,503	*	105,503	—
YB Investments Limited Partnership(13)	73,570	*	73,570	—
HITE Hedge LP(14)	78,540	*	78,540	—
HITE MLP LP(14)	2,000	*	2,000	—
Howard L. Terry(15)	305,540	*	80,540	225,000
LB I Group Inc., on behalf of Equity Strategies / SSG(16)	268,450	*	268,450	—
LB I Group Inc., on behalf of Lehman Global Principal Strategies(16)	402,680	*	402,680	—
LB I Group Inc., on behalf of Lehman Global Trading Strategies(16)	536,910	*	536,910	—
Lehman Brothers MLP Opportunity Fund L.P.(17)	402,680	*	402,680	—
Morgan Stanley Strategic Investments, Inc.(18)	389,752	*	268,460	121,292
Stacy Family Trust(19)	134,230	*	134,230	—
Structured Finance Americas, LLC(20)	4,748,042	3.9%	4,510,073	237,969
Continental Casualty Company(21)	214,765	*	214,765	—
Swank MLP Convergence Fund, LP(21)	268,455	*	268,455	—
The Cushing GP Strategies Fund, LP(21)	709,370	*	348,993	360,377
The Cushing MLP Opportunity Fund I, LP(21)	1,852,347	1.5%	1,852,347	—
The Northwestern Mutual Life Insurance Company(22)	805,370	*	805,370	—
Tortoise Energy Capital Corporation(23)	214,764	*	214,764	—
Tortoise Total Return Fund, LLC(23)	322,146	*	322,146	—
ZLP Fund, L.P.(24)	751,677	*	751,677	—

*	Percentage of common units owned is less than 1.0%

(1)	Based upon an aggregate of 123,191,640 units outstanding as of August 31, 2007.

(2)	Because each selling unitholder may sell all or a portion of the units registered hereby, we cannot estimate the number or percentage of units that each selling unitholder will hold upon completion of the offering. Accordingly, the information presented in this table assumes that each selling unitholder will sell all of its units; however, the selling unitholders are not representing that any of the units covered by this prospectus will be offered for sale.

(3)	Richard A. Kayne, in his capacity as the majority shareholder of the general partner of Kayne Anderson Capital Advisors, L.P., holds voting and dispositive power with respect to the securities held by the unitholder. KA Associates, Inc., an affiliate of the unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD. The unitholder (i) purchased the securities for the unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

(4)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Atlantic Trust Company, N.A.

(5)	These unitholders have advised us that Leon G. Cooperman has shared voting and dispositive power with respect to the units held by these unitholders because the unitholders may be deemed the beneficial owners of such units pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, as a result of the right of each unitholder to terminate the discretionary account within a period of 60 days.

(6)	These unitholders have advised us that voting and dispositive power with respect to the units held by these unitholders is held by Leon G. Cooperman.

(7)	Representatives of this unitholder have advised us that the unitholder is an affiliate of a registered broker-dealer; however, the unitholder acquired the units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the units held by such unitholder. This unitholder has advised us that Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the units held by Capital Ventures International and may be deemed to be the beneficial owner of these units. The unitholder has advised us that Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the units held by Capital Ventures International, and that Mr. Kobinger disclaims any such beneficial ownership of the units.

(8)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Brendan O’Dea.

(9)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Steven Smyser.

(10)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Credit Suisse (USA), Inc.

(11)	Representatives of this unitholder have advised us that the unitholder is a registered broker-dealer. As such, the unitholder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this unitholder. Goldman, Sachs & Co is a direct and indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities. In accordance with Securities and Exchange Commission Release No. 34-395538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of GS Group and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Sachs Reporting Units acts as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

(12)	These unitholders have advised us that voting and dispositive power with respect to the units held by these unitholders is held by Brett Messing and Steven Sugarman, on behalf of GPS Partners LLC.

(13)	These unitholders have advised us that voting and dispositive power with respect to the units held by these unitholders is held by The Baupost Group, L.L.C.

(14)	These unitholders have advised us that voting and dispositive power with respect to the units held by these unitholders is held by James Jampel, President, HITE Hedge Asset Management.

(15)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Howard L. Terry.

(16)	LB I Group Inc. is a wholly owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LB I Group has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.

(17)	Lehman Brothers MLP Opportunity Fund LP has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers MLP Opportunity Fund LP’s general partner is Lehman Brothers MLP Opportunity Associates LP, which is wholly-owned by Lehman Brothers MLP Opportunity Associates LLC. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers MLP Oportunity Associates LLC.

(18)	Representatives of this unitholder have advised us that the unitholder is an affiliate of a registered broker-dealer; however, the unitholder acquired the units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the units held by such unitholder. “Morgan Stanley Strategic Investments, Inc.” is a wholly-owned subsidiary of “Morgan Stanley” (ticker: MS). Ownership/control information relating to Morgan Stanley is available in our public filings: http://www.sec.gov/cgi-bin/browse-edgar?company=&CIK=MS&filenum=&State=&SIC =&owner=include&action=getcompany.

(19)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Stacy Schusterman, Trustee.

(20)	Representatives of this unitholder have advised us that the unitholder is an affiliate of a registered broker-dealer; however, the unitholder acquired the units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the units held by such unitholder. This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Deutsche Bank AG.

(21)	These unitholders have advised us that voting and dispositive power with respect to the units held by these unitholders is held by Jerry V. Swank as the managing member of Swank Capital, LLC. Swank Capital, LLC is the general partner of Swank Energy Income Advisors, L.P., which is the investment advisor to these unitholders.

(22)	Representatives of this unitholder have advised us that the unitholder is an affiliate of a registered broker-dealer; however, the unitholder acquired the units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the units held by such unitholder. This unitholder has advised us that Northwestern Investment Management Company, LLC (“NIMC”) is the investment advisor to The Northwestern Mutual Life Insurance Company for its General Account with respect to the units held by this unitholder, and therefore NIMC may be deemed to be an indirect beneficial owner with shared voting and investment power with respect to such units. The unitholder has advised us that Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the units and therefore may be deemed to be an indirect beneficial owner with shared voting and investment power with respect to such units. The unitholder has advised us that, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(23)	These unitholders have advised us that Tortoise Capital Advisors, L.L.C. serves as the investment advisor to these unitholders and that, pursuant to an investment advisory agreement entered into with the unitholders, Tortoise Capital Advisors, L.L.C. holds voting and dispositive power with respect to the units held by these unitholders. The unitholders has advised us that the investment committee of Tortoise Capital Advisors, L.L.C. is responsible for the investment management of the unitholders’ portfolios, such investment committee being comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte.

(24)	This unitholder has advised us that voting and dispositive power with respect to the units held by this unitholder is held by Zimmer Lucas Capital, LLC.

PLAN OF DISTRIBUTION

We are registering the units on behalf of the selling unitholders. As used in this prospectus, “selling unitholders” includes donees and pledgees selling units received from a named selling unitholder after the date of this prospectus.

Under this prospectus, the selling unitholders intend to offer our securities to the public:

•	through one or more broker-dealers;

•	through underwriters; and

•	directly to investors.

The selling unitholders may price the units offered from time to time:

•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to market prices; or

•	at negotiated prices.

We will pay the costs and expenses of the registration and offering of the units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder’s sale of its respective or units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

In addition, the selling unitholders have advised us that they may sell the units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

The selling unitholders and any broker-dealers or agents that are involved in selling the units may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the units purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to indemnify the selling unitholder and each underwriter, selling agent or other securities professional, if any, against certain liabilities to which they may become subject in connection with the sale of the units owned by the selling unitholder and registered under this prospectus, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

Andrews Kurth LLP, Houston, Texas, will pass upon the validity of the units being offered and certain federal income tax matters related to the units. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 of Enterprise GP Holdings L.P. and subsidiaries incorporated in this prospectus by reference from Enterprise GP Holdings L.P.’s Current Report on Form 8-K (File No. 1-32610) filed September 21, 2007, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 appearing in the Annual Report on Form 10-K for the year ended December 31, 2006 of Enterprise GP Holdings L.P. and subsidiaries have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 28, 2007 (September 18, 2007 as to the effects of the common control acquisition of the general partnership interests of Texas Eastern Products Pipeline Company, LLC, and certain limited partnership interests of TEPPCO Partners, L.P. and the related change in business segments described in Note 1, as well as subsequent events as discussed in Note 25) relating to the consolidated financial statements, and in their report dated February 28, 2007 relating to management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 appearing in the Annual Report on Form 10-K for the year ended December 31, 2006 of Enterprise GP Holdings L.P. and subsidiaries, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of EPE Holdings, LLC as of December 31, 2006 incorporated in this prospectus by reference from Enterprise GP Holdings L.P.’s Current Report on Form 8-K (File No. 1-32610) filed September 20, 2007 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 28, 2007 (September 18, 2007 as to the effects of the common control acquisition of the general partnership interests of Texas Eastern Products Pipeline Company, LLC, and certain limited partnership interests of TEPPCO Partners, L.P. and the related change in business segments described in Note 1, as well as subsequent events as discussed in Note 19) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Exchange Act (Commission File No. 1-32610). You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K (File No. 1-32610) for the year ended December 31, 2006 filed on February 28, 2007;

•	Quarterly Reports on Form 10-Q (File No. 1-32610) for the quarters ended March 31, 2007 and June 30, 2007 filed on May 4, 2007 and August 9, 2007 respectively;

•	Current Reports on Form 8-K (File No. 1-32610) filed on February 5, 2007, March 22, 2007, April 26, 2007, May 10, 2007 (except for the information under Item 7.01 and the related exhibit), May 25, 2007, July 18, 2007, July 26, 2007 (except for the information under Item 7.01 and the related exhibit), July 30, 2007, August 30, 2007, September 19, 2007, September 20, 2007 and September 21, 2007, and our amended Current Report on Form 8-K/A (File No. 1-32610) filed on July 18, 2007; and

•	The description of our units contained in our registration statement on Form 8-A filed on August 15, 2005, and including any other amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement and the accompanying base prospectus. Nothing in this prospectus supplement or the accompanying base prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We make available free of charge on or through our Internet website, http://www.enterprisegp.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus or any prospectus supplement hereto.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, or by writing or calling us at the following address:

Investor Relations
Enterprise GP Holdings L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
(713) 381-6500

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of each document.

We are also subject to the information requirements of the Exchange Act, and in accordance therewith we file reports and other information with the SEC. You may read our filings on the SEC’s web site and at the SEC’s Public Reference Room described above. Our units trade on the NYSE under the symbol “EPE.” Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

FORWARD-LOOKING STATEMENTS

Certain matters included or incorporated by reference in this prospectus, excluding historical information, include forward-looking statements — statements that discuss our expected future results based on current and pending business operations.

Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “planned,” “scheduled,” “could,” “continues,” “estimates,” “forecasts,” “might,” “potential,” “projects,” “may,” “should” or similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.

Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus and the documents incorporated herein by reference. These risks and uncertainties include, among other things:

•	We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	Because of the natural decline in production from existing wells and competitive factors, the success of our gathering and transportation businesses depends on our ability to connect new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

•	Our processing, fractionation and storage businesses could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas.

•	Lower natural gas and oil prices could adversely affect our fractionation and storage businesses.

•	We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and natural gas liquids. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.

•	If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.

•	Our future financial and operating flexibility may be adversely affected by restrictions in our indenture and by our leverage.

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

•	Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Even if unitholders are dissatisfied, they cannot currently remove our general partner without its consent.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

•	Our operations are subject to operational hazards and unforeseen interruptions for which we may or may not be adequately insured.

Additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements is contained in Item 1A of Part II, “Risk Factors,” of our quarterly reports on Form 10-Q for the three and six months ended March 31, 2007 and June 30, 2007, respectively, which are incorporated herein by reference, together with the risk factors contained in any subsequent Form 10-Qs or Form 10-Ks and may be included in the applicable prospectus supplement. The risk factors and other factors noted in any prospectus supplement and in the documents incorporated herein and therein by reference could cause our actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this prospectus, the applicable prospectus supplement and the documents incorporated herein and therein by reference are only made as of the date of such document and, except as required by securities laws, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the NASD filing fee, the amounts set forth below are estimates:

SEC registration fee	$24,193
NASD filing fee*	$75,500
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$25,000
Printing and engraving expenses*	$5,000
Miscellaneous	$5,000

Total	$164,693

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification of Directors and Officers.

The section of the prospectus entitled “Description of Our Partnership Agreement — Indemnification” is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of EPE Holdings, LLC provides for the indemnification of (i) present or former members of the Board of Directors of EPE Holdings, LLC or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of EPE Holdings, LLC or (iii) persons serving at the request of EPE Holdings, LLC in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of EPE Holdings, LLC and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of EPE Holdings, LLC. EPE Holdings, LLC is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of EPE Holdings, LLC, regardless of whether EPE Holdings, LLC would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

Item 16.	Exhibits.

Exhibit
Number		Exhibit

1	.1**	Form of Underwriting Agreement
4.1		First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated as of August 29, 2005 (incorporated by reference to Exhibit 3.1 to Enterprise GP Holdings’ Form 10-Q filed November 4, 2005).
4.2		Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated as of May 7, 2007 (incorporated by reference to Exhibit 3.1 to Enterprise GP Holdings’ Form 8-K filed on May 10, 2007).
4.3		Second Amended and Restated Limited Liability Company Agreement of EPE Holdings, LLC, dated as of February 13, 2006 (incorporated by reference to Exhibit 3.1 to Enterprise GP Holdings’ Form 8-K filed February 16, 2006).
4.4		Certificate of Limited Partnership of Enterprise GP Holdings L.P. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Enterprise GP Holdings’ Form S-1 Registration Statement, Reg. No. 333-124320, filed July 21, 2005).
4.5		Certificate of Formation of EPE Holdings, LLC (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Enterprise GP Holdings’ Form S-1 Registration Statement, Reg. No. 333-124320, filed July 21, 2005).
4.6		Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of August 8, 2005 (incorporated by reference to Exhibit 3.1 to Enterprise Products Partners’ Form 8-K filed August 10, 2005).
4.7		Fourth Amended and Restated Limited Liability Company Agreement of EPGP, LLC, dated as of February 13, 2006 (incorporated by reference to Exhibit 3.1 to Enterprise Products Partners’ Form 8-K filed February 16, 2006).
4.8		Amended and Restated Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC dated May 7, 2007 (incorporated by reference to Exhibit 3 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (commission File No. 1-10403) filed on May 10, 2007).
4.9		Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated December 8, 2006 (Filed as Exhibit 3 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed on December 13, 2006).
4.10		Specimen Unit certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Enterprise GP Holdings’ Form S-1 Registration Statement, Reg. No. 333-124320, filed August 11, 2005).
4.11		Unit Purchase Agreement dated as of July 13, 2007 by and among Enterprise GP Holdings L.P., EPE Holdings, LLC and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Enterprise GP Holdings L.P. filed on July 18, 2007).
4.12		Registration Rights Agreement dated as of July 17, 2007 by and among Enterprise GP Holdings L.P. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Enterprise GP Holdings L.P. filed on July 18, 2007).
5	.1*	Opinion of Andrews Kurth LLP regarding the legality of the units.
8	.1*	Opinion of Andrews Kurth LLP regarding tax matters.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Deloitte & Touche LLP.
23	.3*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto).
23	.4*	Consent of Andrews Kurth LLP (contained in Exhibit 8.1 hereto).
24	.1*	Powers of Attorney (contained on signature pages).

*	Filed herewith

**	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during, any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 21, 2007.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC, its general partner

By:	/s/ Dr. Ralph S. Cunningham
Dr. Ralph S. Cunningham
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Enterprise GP Holdings L.P. hereby constitute and appoint Richard H. Bachmann and Dr. Ralph S. Cunningham, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the 21st day of September, 2007.

Name	Title (Position with EPE Holdings, LLC)

/s/ Dan L. Duncan Dan L. Duncan	Director and Chairman

/s/ Dr. Ralph S. Cunningham Dr. Ralph S. Cunningham	Director, President and Chief Executive Officer

/s/ Richard H. Bachmann Richard H. Bachmann	Director, Executive Vice President, Chief Legal Officer and Secretary

/s/ W. Randall Fowler W. Randall Fowler	Director, Executive Vice President and Chief Financial Officer

O.S. Andras	Director

/s/ Charles E. McMahen Charles E. McMahen	Director

Name	Title (Position with EPE Holdings, LLC)

Edwin E. Smith	Director

/s/ Thurmon Andress Thurmon Andress	Director

/s/ Randa Duncan Williams Randa Duncan Williams	Director

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit
Number		Exhibit

1	.1**	Form of Underwriting Agreement
4.1		First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated as of August 29, 2005 (incorporated by reference to Exhibit 3.1 to Enterprise GP Holdings’ Form 10-Q filed November 4, 2005).
4.2		Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated as of May 7, 2007 (incorporated by reference to Exhibit 3.1 to Enterprise GP Holdings’ Form 8-K filed on May 10, 2007).
4.3		Second Amended and Restated Limited Liability Company Agreement of EPE Holdings, LLC, dated as of February 13, 2006 (incorporated by reference to Exhibit 3.1 to Enterprise GP Holdings’ Form 8-K filed February 16, 2006).
4.4		Certificate of Limited Partnership of Enterprise GP Holdings L.P. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Enterprise GP Holdings’ Form S-1 Registration Statement, Reg. No. 333-124320, filed July 21, 2005).
4.5		Certificate of Formation of EPE Holdings, LLC (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Enterprise GP Holdings’ Form S-1 Registration Statement, Reg. No. 333-124320, filed July 21, 2005).
4.6		Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of August 8, 2005 (incorporated by reference to Exhibit 3.1 to Enterprise Products Partners’ Form 8-K filed August 10, 2005).
4.7		Fourth Amended and Restated Limited Liability Company Agreement of EPGP, LLC, dated as of February 13, 2006 (incorporated by reference to Exhibit 3.1 to Enterprise Products Partners’ Form 8-K filed February 16, 2006).
4.8		Amended and Restated Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC dated May 7, 2007 (incorporated by reference to Exhibit 3 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (commission File No. 1-10403) filed on May 10, 2007).
4.9		Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated December 8, 2006 (Filed as Exhibit 3 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed on December 13, 2006).
4.10		Specimen Unit certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Enterprise GP Holdings’ Form S-1 Registration Statement, Reg. No. 333-124320, filed August 11, 2005).
4.11		Unit Purchase Agreement dated as of July 13, 2007 by and among Enterprise GP Holdings L.P., EPE Holdings, LLC and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Enterprise GP Holdings L.P. filed on July 18, 2007).
4.12		Registration Rights Agreement dated as of July 17, 2007 by and among Enterprise GP Holdings L.P. and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Enterprise GP Holdings L.P. filed on July 18, 2007).
5	.1*	Opinion of Andrews Kurth LLP regarding the legality of the units.
8	.1*	Opinion of Andrews Kurth LLP regarding tax matters.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Deloitte & Touche LLP.
23	.3*	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto).
23	.4*	Consent of Andrews Kurth LLP (contained in Exhibit 8.1 hereto).
24	.1*	Powers of Attorney (contained on signature pages).

*	Filed herewith

**	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.